CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee[1]

2 Year LIBOR Floating Rate Notes	$1,000,000,000	$107,000

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $107,000 fee with respect to the $1,000,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,894,677.48 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 35 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated March 2, 2006
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes Due 2008

     We, Morgan Stanley, may not redeem the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2008 prior to the maturity date. We describe the basic features of these notes in the sections of the accompanying prospectus called Description of Debt Securities and prospectus supplement called Description of Notes, subject to and as modified by the provisions described below.

Principal Amount:	$1,000,000,000	Initial Interest Reset
		Date:	June 7, 2006
Maturity Date:	March 7, 2008
		Interest Reset Dates:	Each interest payment date
Settlement Date
(Original Issue		Interest Reset Period:	Quarterly
Date):	March 8, 2006
		Interest Determination	The second London banking day
Interest Accrual Date:	March 8, 2006	Dates:	prior to each interest reset date

Issue Price:	100%	Reporting Service:	Telerate (Page 3750)

Interest Payment	Each March 7, June 7,	Book-Entry Note or
Dates:	September 7 and December 7,	Certificated Note:	Book-entry note
beginning June 7, 2006
Senior Note or
Interest Payment		Subordinated Note:	Senior note
Period:	Quarterly
		Calculation Agent:	JPMorgan Chase Bank, N.A.
Base Rate:	LIBOR Telerate		(formerly known as JPMorgan
Chase Bank)
Index Maturity:	Three months
Minimum
Spread		Denomination:	$1,000
(Plus or Minus):	Plus 0.05% per annum
		Specified Currency:	U.S. dollars
Initial Interest Rate:	The base rate plus 0.05%; to be
	determined on the second	Business Day:	New York
London banking day prior to the
	original issue date.	CUSIP:	617446ZE2

		Other Provisions:	See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY

ABN AMRO INCORPORATED	CALYON SECURITIES (USA)	HARRIS NESBITT
HSBC	HVB CAPITAL MARKETS, INC.	RBC CAPITAL MARKETS
SANTANDER INVESTMENT	SUNTRUST ROBINSON HUMPHREY	WELLS FARGO SECURITIES

United States Federal Income Taxation

     The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called United States Federal Taxation Tax Consequences to U.S. Holders Notes Floating Rate Notes.

     If you are a non-U.S. I nvestor, please also read the section of the accompanying prospectus supplement called United States Federal Taxation Tax Consequences to Non-U.S. Holders. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

     You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Information Concerning Plan of Distribution

     On March 2, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes Due 2008 set forth opposite their respective names below at a net price of 99.85%, which we refer to as the purchase price. The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.15% of the principal amount of the Senior Floating Rate Notes Due 2008.

Principal Amount of Senior
Floating Rate Notes
Name	Due 2008

Morgan Stanley & Co. Incorporated	$910,000,000
ABN AMRO Incorporated	10,000,000
Calyon Securities (USA) Inc.	10,000,000
Harris Nesbitt Corp.	10,000,000
HSBC Securities (USA) Inc.	10,000,000
HVB Capital Markets, Inc.	10,000,000
RBC Capital Markets Corporation	10,000,000
Santander Investment Securities Inc.	10,000,000
SunTrust Capital Markets, Inc.	10,000,000
Wells Fargo Securities, LLC	10,000,000
Total	$1,000,000,000

PS-2